As filed with the Securities and Exchange Commission on June 20, 1996
                                                    Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CAVALIER HOMES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                              63-0949734
(State or other jurisdiction of                              (I.R.S. employer
 incorporation or organization)                           identification number)

                            ------------------------
                       Highway 41 North and Cavalier Road
                             Addison, Alabama 35540
                                 (205) 747-1575
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------
                              Cavalier Homes, Inc.
                     1996 Key Employee Stock Incentive Plan
                            (Full Title of the Plan)

                            ------------------------
                                Barry B. Donnell
                           719 Scott Avenue, Suite 600
                           Wichita Falls, Texas 76307
                                 (817) 723-5523
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------
                                   Copies to:
                            B. G. Minisman, Jr., Esq.
                      BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
                           A Professional Corporation
                              1600 SouthTrust Tower
                            Birmingham, Alabama 35203
                                 (205) 328-0480

                            ------------------------
                         CALCULATION OF REGISTRATION FEE
+---------------------------------------------------------------------------+
| Title of securities | Amount to | Proposed maximum | Proposed maximum | | to be registered |be registered|offering price per|aggregate offering |
|                      |             |      share       |      price        |
|----------------------+-------------+------------------+-------------------+
|Common Stock, par     |    600,000  |                  |                   |
|value $.10 per share  |   shares(1) |     $23.000(2)   |   $13,800,000(2)  |
+---------------------------------------------------------------------------+
+-----------------------------------------+
|  Title of securities                    |
|   to be registered         Amount of    |
|                        registration fee |
|-----------------------------------------+
|Common Stock, par                        |
|value $.10 per share         $4,759      |
+-----------------------------------------+
                               Page 1 of 14 Pages
                            Exhibit Index on Page 10

(1) Plus such indeterminate number of additional shares of Common Stock as may be issued as the result of adjustments required by certain antidilution provisions, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act, which has been calculated on the basis of the average of the high and low prices reported on June 19, 1996 on the New York Stock Exchange, which price was $20.125 per share.


















              (THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY)

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION. *


ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                   INFORMATION. *


*The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the Note to Part 1 of Form S-8.


                                                      PART II


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The   following   documents   filed  by  Cavalier   Homes,   Inc.  (the
"Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for periods since December 31, 1995; and

         (c) The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 9, 1987, as amended by the Form 8 dated December 16, 1987, and as updated (A) in the Registration Statement on Form S-3, effective June 23, 1993 (Commission File No. 33-63060), to reflect the increase of the number of shares of authorized Common Stock from 5,000,000 shares to 15,000,000 shares and (B) by the Registration Statement on Form 8-A filed with the Commission under the Exchange Act on December 2, 1994, reflecting the listing of the Common Stock on the New York Stock Exchange.

         All documents filed by the Registrant pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

         Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         (Not Applicable)


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         (Not Applicable)


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) Article VII of the By-laws of the Registrant provides for indemnification of directors and officers, in certain instances. The provisions of said Article are as follows:

                  SECTION 1. Indemnification in Actions Arising Out of Capacity as Officer, Director, Employee or Agent. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
                  fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  SECTION 2. Indemnification in Actions by or in Right of Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.


                  SECTION 3. Indemnification When Successful on Merits or Otherwise. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VII, or in defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  SECTION 4. Determination of Meeting Applicable Standard. Any indemnification under Sections I and 2 of this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections I and 2 of this Article VII. Such determination shall be made (a) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or
                  (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or
                  (c) by the stockholders.

                  SECTION 5. Payment of Expenses in Advance of Disposition of Action. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article VII. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  SECTION 6. Nonexclusivity of Article. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided by this Article VII shall not be exclusive of any powers, rights, agreements or undertakings which may be legally permissible or authorized by or under any applicable law but, notwithstanding any other provisions of this Article VII, the indemnification authorized and provided by this Article VII shall be applicable only to the extent that such indemnification shall not duplicate indemnity or reimbursement which such person has received or shall receive otherwise than under this Article VII.

                  SECTION 7. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII or otherwise.

                  SECTION 8.  Constituent  Corporations.  For  purposes  of this
                  Article VII, references to "the corporation" shall include, in addition to this corporation, any constituent corporation (including any constituent of a constituent) absorbed by this corporation in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  SECTION 9. Definitions. For purposes of this Article VII, the phrases "other enterprises," "fines," "serving at the request of the corporation" and "not opposed to the best interests of the corporation" shall, in addition to the normal meanings of said phrases, be deemed to include the meanings ascribed to said phrases in Section 145(i) of the General Corporation Law of the State of Delaware or any successor provision thereto.

         (b) In addition to the foregoing provisions of the Registrant's By-laws, directors, officers and controlling persons of the Registrant may be indemnified by the Registrant pursuant to the provisions of Section 145 of the Delaware General Corporation Law.

         (c) The  Registrant  maintains   officers'   and  directors'  liability
insurance.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         (Not Applicable)


ITEM 8.  EXHIBITS

         The following exhibits are included herewith or incorporated herein by reference as indicated. The number of each exhibit corresponds to the number assigned to it in Item 601 of Regulation S-K.


Exhibit                            Description

4(a) Articles four, six, seven and eight of the Registrant's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)*

4(b) Article II, Sections 1 through 11; Article III, Sections I and 2;Article IV, Sections 1 and 2; Article VI, Sections 1 through 6; Article VIII, Sections 1 through 3; Article IX, Section I of the Registrant's By-laws (incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)*

4(c) Cavalier Homes, Inc. Key Employee Stock Incentive Plan (incorporated by reference to the Key Employee Stock Incentive Plan filed as an Appendix to the Registrant's definitive Proxy Statement for the Annual Meeting of Stockholders held May 15, 1996)*

5       Opinion of Berkowitz,  Lefkovits,   Isom  &  Kushner,   A   Professional
        Corporation**

23(a)   Consent of Deloitte & Touche LLP**

23(b)   Consent  of  Berkowitz,   Lefkovits,   Isom  &  Kushner, A  Professional
        Corporation (included in Exhibit 5)**



         *  Incorporated herein by reference as indicated.
         ** Filed herewith.

ITEM 9.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include  any  prospectus  required  by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or events
arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii)To include any material information with respect
to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on June 20, 1996.

                                           CAVALIER HOMES, INC.




                                           By: s/ Jerry F. Wilson
                                              ------------------------
                                              Jerry F. Wilson
                                              President and Chief
                                              Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons, in the capacities and on the dates indicated.


Name                                   Title                         Date




s/ Barry B. Donnell          Chairman of the Board               June 20, 1996
- ---------------------------       and Director
Barry B. Donnell




s/ Jerry F. Wilson           President, Chief Executive          June 20, 1996
- ---------------------------       Officer and Director
Jerry F. Wilson                   (Principal executive officer)





s/ David A. Roberson         Secretary-Treasurer and Chief       June 20, 1996
- ---------------------------       Financial Officer
David A. Roberson                 (Principal financial and
                                  accounting officer)
s/ Thomas A. Broughton, III  Director                            June 20, 1996
- ---------------------------
Thomas A. Broughton, III




s/ John W Lowe               Director                            June 20, 1996
- ---------------------------
John W  Lowe




s/ Lee Roy Jordan            Director                            June 20, 1996
- ---------------------------
Lee Roy Jordan

                                EXHIBIT INDEX

Exhibit              Description                                         Page


5     Opinion of Berkowitz, Lefkovits, Isom & Kushner,
      A Professional Corporation                                          11

23(a) Consent of Deloitte & Touche LLP                                    13